Exhibit 99.1

HireRight Announces Completion of Acquisition by General Atlantic and Stone Point Capital

NASHVILLE, Tenn. – June 28, 2024 – HireRight Holdings Corporation (“HireRight” or the “Company”), a leading provider of global background screening services and workforce solutions, today announced the completion of its sale to investment funds affiliated with General Atlantic, L.P. (“General Atlantic”) and Stone Point Capital LLC (“Stone Point”, and together with General Atlantic, the “Sponsors”) in an all-cash merger transaction representing a total enterprise value of approximately $1.7 billion. As previously disclosed, HireRight stockholders voted to approve the transaction at the Company’s Special Meeting of Stockholders on June 21, 2024.

Pursuant to the merger, the Sponsors acquired the Company, and all of the outstanding shares of the Company’s common stock (other than shares of the Company’s common stock that were already owned by the Sponsors and those in respect of which holders have validly exercised their statutory rights of appraisal) were converted into the right to receive $14.35 per share in cash. With the completion of the transaction, HireRight’s common stock has ceased trading and will no longer be listed on the New York Stock Exchange.

Centerview Partners LLC served as financial advisor to the committee of independent and disinterested directors established by the board of directors of HireRight (the “Special Committee”) and Davis Polk & Wardwell LLP served as the Special Committee’s outside legal advisor. Goldman Sachs & Co. LLC and RBC Capital Markets, LLC served as financial advisors to the Sponsors. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to the Sponsors and Simpson Thacher & Bartlett LLP served as legal counsel to Stone Point.

About HireRight

HireRight is a leading global provider of technology-driven workforce risk management and compliance solutions. We provide comprehensive background screening, verification, identification, monitoring, and drug and health screening services for approximately 37,000 customers across the globe. We offer our services via a unified global software and data platform that tightly integrates into our customers’ human capital management systems enabling highly effective and efficient workflows for workforce hiring, onboarding, and monitoring. In 2023, we screened over 26 million job applicants, employees and contractors for our customers and processed over 95 million screens. For more information, visit www.HireRight.com.

About General Atlantic

General Atlantic is a leading global growth investor with more than four decades of experience providing capital and strategic support for over 520 growth companies throughout its history. Established in 1980 to partner with visionary entrepreneurs and deliver lasting impact, the firm combines a collaborative global approach, sector-specific expertise, a long-term investment horizon, and a deep understanding of growth drivers to partner with great entrepreneurs and management teams to scale innovative businesses around the world. General Atlantic has approximately $84 billion in assets under management inclusive of all products as of March 31, 2024, and more than 300 investment professionals based in New York, Amsterdam, Beijing, Hong Kong, Jakarta, London, Mexico City, Miami, Mumbai, Munich, San Francisco, São Paulo, Shanghai, Singapore, Stamford and Tel Aviv. For more information on General Atlantic, please visit: www.generalatlantic.com.

About Stone Point

Stone Point is an alternative investment firm based in Greenwich, CT, with more than $55 billion of assets under management. Stone Point targets investments in companies in the global financial services industry and related sectors. The firm invests in alternative asset classes, including private equity through its flagship Trident Funds and credit through commingled funds and separately managed accounts. In addition, Stone Point Capital Markets supports our firm, portfolio companies and other clients by providing dedicated financing solutions. For more information on Stone Point, please visit: www.stonepoint.com.

Contacts

HireRight Investors
Investor.Relations@HireRight.com

HireRight Media:
Media.Relations@HireRight.com

Or

Jim Golden / Tali Epstein
Collected Strategies
HRT-CS@collectedstrategies.com

General Atlantic:
Emily Japlon / Sara Widmann
media@generalatlantic.com

Stone Point:
Mary Manin
mmanin@stonepoint.com